Exhibit 99.1

Press Release
First Solar Agrees to Acquire Multi Gigawatt Utility Scale Photovoltaic Pipeline
Company Firmly Establishes itself as U.S. Photovoltaic Leader
Tempe, Ariz. — March 2, 2009 — First Solar, Inc., (Nasdaq: FSLR) today announced it has entered into an agreement to significantly expand its penetration within the U.S. utility solar power market with the acquisition of OptiSolar’s solar project pipeline. The acquisition includes:
•	A 550 megawatt (MW) AC solar development project under a power purchase agreement with PG&E

•	A project pipeline of additional 1,300MW AC which are in negotiation with Western region utilities for solar development projects

•	Strategic land rights of approximately 136,000 acres (approximately 210 square miles) with the potential to deploy up to 19 gigawatts (GW) AC of utility-scale solar power projects

•	In addition, the core development team responsible for assembling and executing on the solar project pipeline will join the First Solar development team.
First Solar expects to construct solar power plants developed under the acquired solar power project pipeline over the next several years and sell them to a combination of regulated utilities, diversified energy companies and other independent power producers.
First Solar’s investment in the development pipeline and planned projects ensures that at least 400 new green collar jobs will be created in California. First Solar is committed to supporting the planned projects and will use its resources to bring these projects on-line on time. Project development is planned to begin as early as 2010.
The transaction represents another important step in First Solar’s U.S. utility expansion.
In November 2007, First Solar acquired Turner Renewable Energy in order to obtain engineering, procurement and construction (EPC) capabilities of utility scale solar plants in the U.S. Since that time, First Solar has expanded its EPC function and successfully demonstrated its capabilities by constructing a 10MW AC plant in El Dorado, Nev., with Sempra Generation. In addition, in October of 2008, First Solar entered into a strategic agreement with Edison Mission Energy to develop and construct utility-scale solar generation in California. First Solar was awarded the first three projects in Southern California Edison’s utility owned generation program. The current agreement will expand upon First Solar’s development capabilities and significantly add to its generation project pipeline.
“OptiSolar has created an impressive and well-designed development pipeline. Adding these resources, along with their development team, to First Solar is our next logical step to delivering multi-GW of solar power to U.S. utilities over the next several years,” said Mike Ahearn, First Solar chief executive officer. “As First Solar continues to drive down its

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manufacturing and EPC costs, OptiSolar’s project pipeline and the ability of our team to continually expand our existing pipeline, will enable us to bring solar energy on-line quickly and further reduce greenhouse gas emissions from the grid.”
First Solar, which last week announced that it had broken the industry’s long-standing $1 per watt price barrier, has steadily lowered its cost and expanded its manufacturing capacity since 2005. The Company will reach 1,100 MW manufacturing capacity in 2009, the equivalent generating capacity of an average-sized nuclear power plant. First Solar’s strategy is to reduce the cost of solar electricity by driving higher throughput deployment of utility scale projects, which in turn enables economies of scale and rapid learning cycles.
“We are particularly excited to deploy utility-scale solar installations in California,” Ahearn said. “The State of California has been a leader in solar technology and the Topaz project will be an important aspect of meeting the state’s renewable goals.”
“Combining the solar industry’s cost-performance leader with a multi-gigawatt solar power project portfolio and the expertise of a world-class development team is a tremendous step forward for utility-scale PV solar generation,” said Randy Goldstein, OptiSolar chief executive officer.
First Solar will acquire all of OptiSolar’s project development business in an all-stock transaction valued at approximately $400 million. The transaction is expected to be completed in the second quarter of 2009.
First Solar will host a conference call to discuss the acquisition announced today. The call will begin at 4:30 p.m. EST today, March 2, 2009. Please dial into the call at least 10 minutes prior to the start time. The conference call can be accessed by dialing (866) 225-4091 within the U.S. or +1 (703) 639-1128 outside the U.S. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until March 4, 2009 and can be accessed by dialing (888) 266-2081 for access within the U.S. or +1 (703) 925-2533 if you are calling from outside the U.S. and by entering access ID number 1339644.
About First Solar
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) solutions that significantly reduce solar electricity costs. By enabling clean, renewable electricity at competitive prices, First Solar provides an economic and environmentally responsible alternative to existing peaking fossil-fuel electric generation. First Solar PV power plants operate with no water or air emissions, and no waste stream. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry’s first comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

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For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. Some important risks specific to the acquisition include the satisfaction of closing conditions for the acquisition and the possibility that the transaction may not be completed, and potential difficulties associated with integrating the acquired project businesses into First Solar’s existing operations. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
For Media Inquiries Contact:
Lisa Morse
First Solar, Inc.
(602) 414-9361
media@firstsolar.com
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